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Exhibit 99

MEDIA CONTACT:  Sally Benjamin Young, 847-374-2227
INVESTOR CONTACT:  Paul Orzech, 847-374-2369

MMI COMPANIES, INC. ADOPTS SHAREHOLDER RIGHTS PLAN

DEERFIELD, IL, June 17, 1997 -- MMI Companies, Inc. (NYSE:MMI) announced that its Board of Directors has approved the adoption of a Shareholder Rights Plan. In so doing, the Board has declared a dividend distribution of one right ("Right") to purchase 1/100 share of preferred stock on each outstanding share of MMI Companies Inc. Common Stock.

The Rights issued under the Plan become exerciseable only when a person or group acquires or announces its intention to acquire more than 15 percent of the Common Stock of MMI Companies, Inc. In the event that the Plan is triggered, each Right would, upon exercise, entitle stockholders, other than the third party acquirer, to buy $150 worth of a MMI common stock equivalent at an exercise price of $75.00.

In addition, if MMI Companies is acquired in a merger or other business combination transaction, which has not been approved by the Board of Directors, each Right will entitle its holder to acquire common stock of the acquiring company with a market value equal to two times the exercise price of the Right, a purchase value of $150 of the common stock of the acquiring company for $75. At any time prior to the distribution date the Board retains the right to amend the Rights Plan and to redeem the Rights at $.01 per Right. This dividend distribution, which is not taxable to stockholders, will be payable to stockholders of record on June 30, 1997. The Rights will expire in ten years.

The Plan was not adopted by the Board of Directors of MMI in response to a take-over bid or to any specific or threatened proposal from a third party to acquire control of MMI. Rather, the intent is to protect stockholders from partial tender offers, open market accumulations and other abusive tactics to gain control of MMI without paying stockholders a control premium.

Commenting on the adoption of the Rights Plan, B. Frederick Becker, chairman and chief executive officer of MMI Companies, said, "The Board of Directors felt it was prudent to adopt a Shareholders Rights Plan at this time in order to protect the rights of all shareholders and to enhance the long-term value of the Company."

MMI is an international healthcare risk management company with more than 20 years experience providing a wide range of products and services that help the healthcare industry manage risks associated with the delivery of care. Through its operating subsidiaries, MMI provides professional liability insurance and reinsurance, education and information management products, clinical and financial risk management services, managed care design and infrastructure development, healthcare restructuring products and strategic management, and employee relations and human resource consulting services. In addition to its Deerfield headquarters, MMI has a network of offices throughout the United States and overseas.